UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Quality Systems, Inc.

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18191 Von Karman Avenue, Suite 450
Irvine, California 92612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 8, 2007

To the Shareholders of Quality Systems, Inc.:

          The annual meeting of shareholders of Quality Systems, Inc. will be held at the Center Club located at 650 Town Center Drive in Costa Mesa, California 92626 on August 8, 2007 at 1:00 p.m. Pacific Time, for the following purposes:

1.

to elect nine persons to serve as directors of our company until the next annual meeting. The nominees for election to our Board of Directors are named in the attached Proxy Statement, which is a part of this Notice;

2.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008; and

3.	to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

          All shareholders are cordially invited to attend the annual meeting in person. Only shareholders of record at the close of business on June 29, 2007, are entitled to notice of and to vote at the annual meeting and at any adjournments of the annual meeting.

          Whether or not you plan to attend the annual meeting, please sign the enclosed proxy card and return it in the enclosed addressed envelope. Your promptness in returning the proxy card will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the annual meeting. If you return your proxy card, you may nevertheless attend the annual meeting and vote your shares in person. Shareholders whose shares are held in the name of a broker or other nominee and who desire to vote in person at the meeting should bring with them a legal proxy.

By Order of the Board of Directors,

QUALITY SYSTEMS, INC.

/s/ Paul Holt
Corporate Secretary

Irvine, California
July 6, 2007

18191 Von Karman Avenue, Suite 450
Irvine, California 92612

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 8, 2007

PROXY STATEMENT

SOLICITATION OF PROXIES

          The accompanying proxy is solicited by the Board of Directors (“Board”) of Quality Systems, Inc. for use at our annual meeting of shareholders to be held at the Center Club located at 650 Town Center Drive in Costa Mesa, California 92626, on August 8, 2007 at 1:00 p.m. Pacific Time, and at any and all adjournments and postponements thereof. All shares represented by each properly executed and unrevoked proxy received in advance of the annual meeting will be voted in the manner specified therein.

          Any shareholder has the power to revoke the shareholder’s proxy at any time before it is voted. The proxy may be revoked by delivering a written notice of revocation to our Secretary, by submitting prior to or at the annual meeting a later dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

          Any shareholder who holds shares in street name and desires to vote in person at the annual meeting should inform the shareholder’s broker of that desire and request a legal proxy from the broker. The shareholder will need to bring the legal proxy to the annual meeting along with valid picture identification such as a driver’s license or passport, in addition to documentation indicating share ownership. If the shareholder does not receive the legal proxy in time, then the shareholder should bring to the annual meeting the shareholder’s most recent brokerage account statement showing that the shareholder owned Quality Systems, Inc. stock as of the record date. Upon submission of proper identification and ownership documentation, we should be able to verify ownership of common stock and admit the shareholder to the annual meeting; however, the shareholder will not be able to vote at the annual meeting without a legal proxy. Shareholders are advised that if they own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and the shareholder’s vote will not be counted unless the shareholder appears at the annual meeting and votes in person.

          This proxy statement, the accompanying proxy card and our 2007 annual report are being mailed to our shareholders on or about July 12, 2007. We will bear the cost of soliciting proxies pursuant to this proxy statement. Solicitations will be made by mail, and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the annual meeting to beneficial owners of our common stock. Further solicitation of proxies may be made by telephone or oral communications with some shareholders. We expect that such further solicitations would be made by our regular employees who would not receive additional compensation for the solicitations.

OUTSTANDING SHARES AND VOTING RIGHTS

          Only holders of record of the 27,237,517 shares of our common stock outstanding at the close of business on the record date, June 29, 2007, are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof. A majority of the outstanding shares, represented in person or by proxy, will constitute a quorum for the transaction of business. All proxies delivered to us will be counted in determining the presence of a quorum, including those providing for abstention or withholding of authority and those delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

          Each shareholder will be entitled to one vote, in person or by proxy, for each share of common stock the shareholder of record held on the record date. If any shareholder gives notice at the annual meeting, prior to the voting, of an intention to cumulate the shareholder’s votes in the election of directors, then all shareholders entitled to vote at the annual meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate whose name has been properly placed in nomination prior to the voting a number of votes equal to the number of directors to be elected multiplied by the number of shares the shareholder would otherwise be entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the shareholder may wish. The proxy being solicited by our Board confers upon the proxy holders the authority to cumulate votes at the instruction and discretion of our Board or any committee thereof to which authority to provide instructions to the proxy holders has been delegated. If the election of directors is contested and/or cumulative voting is invoked, our Board either directly or through a designated committee will provide specific instruction to the proxy holders.

          Regardless of whether the election of directors is by plurality vote or cumulative voting, with respect to Proposal No. 1, the nine nominees for director who receive the highest number of affirmative votes will be elected, and abstentions and broker non-votes will have no effect on this proposal. If additional persons are properly nominated for election as directors, the proxy holders we appoint intend to vote all proxies received by them in accordance with the instructions set forth in the proxies or as otherwise instructed by our Board or designated Board committee.

          Approval of Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm, is not required. However, this proposal will be considered approved if the vote constitutes both: (i) the affirmative vote of a majority of common stock present in person or represented by proxy and voting on the proposal and (ii) the affirmative vote of a majority of the quorum as referenced above. For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes for or against the proposal. Abstentions and broker non-votes may affect the outcome under clause (ii) because abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Except as otherwise indicated in the related footnotes, the following table sets forth information with respect to the beneficial ownership of our common stock as of the record date, June 29, 2007, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and director nominees;

•	each of the “named executive officers” named in the “Summary Compensation Table for Fiscal Year Ended March 31, 2007” contained in this proxy statement; and

•	all of our directors, director nominees and executive officers as a group.

          Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“Commission”), and includes voting or investment power with respect to the securities. To our knowledge, unless indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as indicated in the footnotes to the table below, shares of common stock underlying options, if any, that currently are exercisable or are scheduled to become exercisable for shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Percentage of beneficial ownership is based on 27,237,517 shares of common stock outstanding as of the date of the table.

          Unless otherwise indicated, the address of each of the beneficial owners named in the table is c/o Quality Systems, Inc., 18191 Von Karman Avenue, Suite 450, Irvine, California 92612. Messrs. Razin, Hussein, Cline, Silverman, Hoffman, Love, Plochocki, Fawzy and Pflueger are directors of our company and are director nominees. Messrs. Cline, Silverman, Flynn and Holt are executive officers of our company.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Common Stock Beneficially Owned

Sheldon Razin	5,176,880	(1)	19.0%
Ahmed Hussein	4,651,600	(2)	17.1%
Patrick B. Cline	75,250	(3)	*
Louis E. Silverman	34,400		*
Edwin Hoffman	—		*
Vincent J. Love	44,000	(4)	*
Steven T. Plochocki	44,000	(5)	*
Ibrahim Fawzy	24,000	(6)	*
Gregory Flynn	24,495	(7)	*
Paul A. Holt	26,400	(8)	*
Russell Pflueger	—		*
FMR Corp.	2,328,286	(9) (10)	8.6%
All directors and executive officers as a group (11 persons)	10,101,025	(11)	37.1%

*	Represents less than 1.0%.

(1)	Includes 44,000 shares underlying options.

(2)	Includes 44,000 shares underlying options.

(3)	Includes 23,750 shares underlying options.

(4)	Includes 34,000 shares underlying options.

(5)	Includes 44,000 shares underlying options.

(6)	Includes 24,000 shares underlying options.

(7)	Includes 24,375 shares underlying options.

(8)	Includes 22,500 shares underlying options.

(9)

Power to vote or dispose of the shares beneficially owned by FMR Corp. is held by Edward C. Johnson as Chairman of FMR Corp. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(10)	As reported on Form 13G dated February 14, 2007, the date of the last filing as of record date of June 29, 2007.

(11)	Includes 260,625 shares underlying options.

EQUITY COMPENSATION PLAN INFORMATION

          The following table sets forth information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of March 31, 2007. The figures in the table exclude options to purchase an aggregate of 159,500 shares of common stock at an exercise price of $38.83 per share that were granted in June 2007 pursuant to our 2007 equity incentive plan described elsewhere in this proxy statement.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation (excluding securities reflected in column a) (c)

Equity compensation plan approved by security holders	1,461,950	(1)	$18.46	2,585,108	(2)

Equity compensation plans not approved by security holders	—		—	—

Total	1,461,950	(1)	$18.46	2,585,108	(2)

(1)	Represents shares of common stock underlying options outstanding under our 1998 Plan.

(2)

Represents shares of common stock available for issuance under options or awards that may be issued under our 1998 Plan and 2005 Plan. The material features of these plans are described in Note 8 to our consolidated financial statements for the years ended March 31, 2007, 2006 and 2005.

ELECTION OF DIRECTORS

(Proposal No. 1)

          Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting or until their respective successors are duly elected and qualified. Since September 20, 2006, the authorized number of directors on our Board has been set at nine as a result of an August 8, 2006 agreement between us and Ahmed Hussein, a director and significant shareholder, settling litigation regarding our 2005 annual shareholders’ meeting and detailing certain agreements pertaining to actions concerning our 2006 and 2007 annual shareholders’ meetings. Further details regarding this settlement agreement are presented in the “Certain Relationships and Related Person Transactions” section of this proxy statement.

          Certain information with respect to the nine nominees who will be presented at the annual meeting by our Board for election as directors is set forth below. Although we anticipate that each nominee will be available to serve as a director, if any nominee becomes unavailable to serve, the proxies will be voted for another person as may be or has been designated by our Board.

          Unless the authority to vote for directors has been withheld in the enclosed proxy, the persons named in the proxy as proxyholders intend to vote at the annual meeting “For” the election of the nominees presented below. However, discretionary authority to cumulate votes represented by proxies and to cast such votes for the nominees named below is solicited by our Board because, if there is a contested election and/or one or more of our shareholders demands that cumulative voting apply to the election of the directors, our Board either directly or through a designated committee will provide specific voting instruction to the proxy holders.

          In the election of directors, assuming a quorum is present, the nine nominees receiving the highest number of votes cast at the meeting will be elected directors. Proxies specifying “Withhold Authority” will be counted for purposes of determining whether a quorum is present, as will proxies delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

          Based on definitions of independence established by The Nasdaq Stock Market, Inc. (“Nasdaq”) as well as under guidelines established in our Bylaws, Messrs. Fawzy, Hoffman, Hussein, Love, Plochocki, Pflueger, and Razin qualify for consideration as independent directors. Messrs. Cline and Silverman, members of our management team, are considered non-independent directors.

          The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management. The independent members of our Board meet periodically in executive session without management. These meetings have occurred and are expected to occur at least twice per year in the future.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

          The names, ages, positions held and business experience of our directors and executive officers as of June 29, 2007 are as follows:

Name	Age	Titles

Louis E. Silverman	48	President, Chief Executive Officer and Director

Patrick B. Cline	46	President of the NextGen Healthcare Information Systems Division and Director

Gregory Flynn	49	Executive Vice President and General Manager of the QSI Division

Paul A. Holt	41	Chief Financial Officer

Sheldon Razin (2)(4)(5)	69	Chairman of the Board and Director

Ibrahim Fawzy (1)(2)	66	Director

Edwin Hoffman (1)(3)	69	Director

Ahmed Hussein (2)(4)	66	Director

Vincent J. Love (3)(4)(5)	66	Director

Russell Pflueger (1)(2)(4)(5)	44	Director

Steven T. Plochocki (1)(3)	55	Director

(1)	Member of our Compensation Committee.

(2)	Member of our Nominating Committee.

(3)	Member of our Audit Committee.

(4)	Member of our Transaction Committee.

(5)	Member of our Special Committee.

          Louis E. Silverman is a director and joined our company as President and Chief Executive Officer in July 2000. Mr. Silverman was previously Chief Operations Officer of CorVel Corp., a publicly traded national managed care services and technology firm with headquarters in Irvine, California. Mr. Silverman holds a Master of Business Administration degree from Harvard Graduate School of Business Administration and a Bachelor of Arts degree from Amherst College. Mr. Silverman has been a director of our company since 2005.

          Patrick B. Cline is a director and is President of our NextGen Healthcare Information Systems Division. He served as our interim Chief Executive Officer for the April to July 2000 period. Mr. Cline was a co-founder of Clinitec; a company we acquired in 1996, and has served as its President from its inception in January 1994. Prior to co-founding Clinitec, Mr. Cline served from July 1987 to January 1994 as Vice President of Sales and Marketing with Script Systems, a subsidiary of InfoMed, a healthcare information systems company. From January 1994 to May 1994, after the founding of Clinitec, Mr. Cline continued to serve, on a part-time basis, as Script Systems’ Vice President of Sales and Marketing. Mr. Cline has held senior positions in the healthcare information systems industry since 1981. Mr. Cline has been a director of our company since 2005.

          Gregory Flynn has served as the QSI Division’s General Manager since April 2000 and as Executive Vice President since August 1998 after serving as Vice President of Sales and Marketing from January 1996 to August 1998. Between June 1992 and January 1996, Mr. Flynn served as Vice President Administration. In these capacities, Mr. Flynn has been responsible for numerous functions related to our ongoing management and sales. Previously, Mr. Flynn served as our Vice President, Corporate Communications. Mr. Flynn joined us in January 1982. He holds a B.A. degree in English from the University of California, Santa Barbara.

          Paul A. Holt was appointed Chief Financial Officer in November 2000. Mr. Holt served as our Controller from January 2000 to May 2000 and was appointed interim Chief Financial Officer in May 2000. Prior to joining us, Mr. Holt was the Controller of Sierra Alloys Co., Inc., a titanium metal manufacturing company from August 1999 to December 1999. From May 1997 to July 1999, he was Controller of Refrigeration Supplies Distributor, a wholesale distributor and manufacturer of refrigeration supplies and heating controls. From March 1995 to April 1997 he was Assistant Controller of Refrigeration Supplies Distributor. Mr. Holt is a Certified Public Accountant and holds an M.B.A. from the University of Southern California and a B.A. in Economics from the University of California, Irvine.

          Sheldon Razin is a director. He is the founder of our company and has served as our Chairman of the Board since our inception in 1974. He served as our Chief Executive Officer from 1974 until April 2000. Since its inception until April 2000, he also served as the our President, except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as Treasurer from our inception until October 1982. Prior to founding our company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of our predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology.

          Ibrahim Fawzy is a director and has been president of Fawzy Consultant Group since 2001. Fawzy Consultant Group works mainly in industrial investment projects. Dr. Fawzy has taught mechanical engineering at Cairo University in Egypt since 2001. Previously, he taught mechanical engineering at the University of London in England. Prior to forming his own consultancy group, Dr. Fawzy held several posts with the Egyptian government, including as cultural attaché in London, from 1979 to 1983. Dr. Fawzy was the Minister of Industry and Mineral Wealth from 1993 through 1996 and the Chairman of the General Authority for Investment from 1996 to 1999. Dr. Fawzy is a director of seven companies in Egypt, three of which are public (The Egyptians Abroad for Investment and Development, Misr Canada Lube Oil and El-Nubaria for Agricultural Mechanization). Dr. Fawzy has been a director of our company since 2005.

          Edwin Hoffman is a director and has been employed as an engineering consultant with O-H Inc. since 2001. From 1972 to 2001, he was Co-Founder and President of Osborne-Hoffman Inc., a company that developed and marketed products for the security industry. Mr. Hoffman holds a BSEE from the City College of New York and a MSEE and PhD from the Polytechnic Institute of Brooklyn. Mr. Hoffman has been a director of our company since 2006.

          Ahmed Hussein is a director and has been since 1997, the Director of National Investment Company, Cairo, Egypt. Mr. Hussein founded National Investment Company in 1996 and has served as a member of its Board of Directors since its inception. Mr. Hussein served as a Senior Vice President of Dean Witter from 1993 to 1996. Mr. Hussein is a director of Nobria Agriculture, a publicly held Egyptian corporation. Mr. Hussein has been a director of our company since 1999.

          Vincent J. Love is a director and is the managing partner of Kramer, Love & Cutler, LLP, a financial consulting group. He was employed by the accounting firm Ernst & Young from 1967 to 1994, and served as a partner of that firm from 1979 to 1994. He is a member of Counsel, the governing body, of the American Institute of Certified Public Accountants and an honorary member of the Executive Committee of the American Arbitration Association. He achieved the rank of Captain in the U.S. Army, has a B.B.A. from the City College of New York, and is a New York, Ohio, and Connecticut certified public accountant. Mr. Love has been a director of our company since 2004.

          Russell Pflueger is a director and is the Founder, Chairman and Chief Executive Officer of Quiescence Medical, Inc., a medical device development company. During 2001 and 2002, he founded and served as Chairman and Chief Executive Officer of Pain Concepts, Inc, a medical device company. He holds a chemical engineering degree from Texas A&M University and an MBA from the University of California at Irvine. Mr. Pflueger has been a director of our company since 2006.

          Steven T. Plochocki is a director and is presently Chairman and Chief Executive Officer of Omniflight, a Dallas-based air medical services company. He previously served as Chief Executive Officer and Director of Trinity Hospice, a national hospice provider from October 2004 through October 2006. Prior to joining Trinity Hospice, he was Chief Executive Officer of InSight, a national provider of diagnostic imaging services from November 1999 to August 2004. He was Chief Executive Officer of Centratex Support Services, Inc., a support services company for the healthcare industry and had previously held other senior level positions with healthcare industry firms. He holds B.A. in Journalism and Public Relations from Wayne State University and a Master’s degree in Business Management from Central Michigan University. Mr. Plochocki has been a director of our company since 2004.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

          Compensation Philosophy, Objectives and Components

          This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

          Our Compensation Committee has responsibility for establishing our compensation philosophy and making recommendations to our Board consistent with that philosophy. Our Compensation Committee seeks to ensure that the total compensation paid to our “named executive officers” (as defined above our “Summary Compensation Table for Fiscal Year Ended March 31, 2007”) is fair, reasonable and competitive.

          Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by our company, and which aligns executives’ interests with those of our shareholders and customers by rewarding performance above established goals, with the ultimate objective of improving shareholder value and customer satisfaction. Our Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key executive positions and that compensation provided to key executive employees remains competitive relative to the compensation paid to similarly situated executives. To that end, our Compensation Committee believes that the executive compensation packages for to our named executive officers should include both cash and equity-based compensation that reward performance as measured against established goals.

          Our Compensation Committee reviews and makes recommendations to our Board for approval regarding annual base salaries; incentive bonuses, including specific goals and amounts; equity compensation; employment agreements, severance arrangements, and change-in-control agreements/provisions; and any other benefits or compensation for our named executive officers. For the purpose of approving the compensation of our named executive officers, the independent members of our Board meet in executive session to consider and act upon the recommendations of the Compensation Committee. Also to the extent there is a deadlock in our Compensation Committee, an Independent Directors Compensation Committee is constituted to act upon such recommendations.

          Our Compensation Committee annually assesses the performance of each of the named executive officers, though these assessments are not part of a formal review process, and to date have not been shared with the named executive officers.

          Our Compensation Committee has, from time to time, engaged independent compensation consultants to advise it on matters of Board, executive, and equity compensation. Compensation consultants were most recently utilized in 2005. Our Compensation Committee also consults publicly available compensation data from time to time as part of its Board, executive and equity compensation decisions.

          Key components of our compensation program for fiscal year 2007 were base salary and cash and equity incentive programs. Our Compensation Committee views the various components of compensation as related but distinct. A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. Our Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on our Compensation Committee’s view of internal equity and consistency, and other considerations, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

     Base Salary

         We provide named executive officers with base salaries to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined based on positions and responsibilities using available market data and considering individual performance, company performance, future contribution potential, peer compensation levels and internal equity issues. The weight given to each of these factors can vary from individual to individual. Base salaries are intended to be set at levels that, in combination with other compensation vehicles, offer the potential to attract, retain, and motivate qualified individuals. Base salaries are targeted to be moderate yet competitive.

         Salary levels are typically considered annually as part of our Compensation Committee’s performance review process. Based on the above principles, on July 25, 2006, our Compensation Committee recommended that our Board set base salaries for our named executive officers as follows:

•	Mr. Silverman – $400,000 (unchanged from salary level that became effective November 1, 2005);

•	Mr. Holt - $230,000 (increased from $210,000), effective July 23, 2006;

•	Mr. Cline - $450,000 (increased from $400,000), effective November 1, 2006; and

•	Mr. Flynn - $230,000 (increased from $228,000), effective November 1, 2006.

     Cash and Equity Incentive Programs

          Fiscal Year 2007 Incentive Program Terms

         On July 25, 2006, our Compensation Committee recommended that our Board establish cash and equity incentive bonus programs for fiscal year 2007. Bonus criteria for our named executive officers was set as follows:

•

Mr. Silverman was eligible for cash compensation up to $450,000 based on meeting certain target increases in earnings per share (“EPS”) performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $450,000 potential cash compensation, 40% was allocated to the EPS performance criteria, 40% was allocated to the revenue growth criteria and the remaining 20% was discretionary and was allocated in part to the operational requirements criteria.;

•	Mr. Holt was eligible for cash compensation of up to $70,000 based upon the achievement of certain qualitative goals as approved by the Compensation Committee and our Board of Directors;

•

Mr. Cline was eligible for cash compensation of up to $500,000 based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $500,000 potential cash compensation, 40% was allocated to the EPS performance criteria, 40% was allocated to the revenue growth criteria and the remaining 20% was discretionary and was allocated in part to the operational requirements; and

•

Mr. Flynn was eligible for cash compensation of up to $70,000 based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by the Compensation Committee and our Board of Directors. Of the total $70,000 potential cash compensation, payment of up to $50,000 was based on achievement of quantitative goals, and payment of the remaining amount (up to the $70,000 total) was discretionary based on achievement of qualitative goals.

         The quantitative objectives for Mr. Silverman and Mr. Cline were divided into five levels whereby 0%, 20%, 40%, 70% or 100% of the maximum cash compensation could be earned.

         Also on July 25, 2006, our Compensation Committee and Board approved a special, one-time bonus of $15,000 to be paid to Mr. Holt in recognition of his performance during the 2006 fiscal year and on August 11, 2006 granted to Mr. Cline an option to purchase up to 15,000 shares of common stock at an exercise price of $37.09 per share.

         On July 25, 2006, our Compensation Committee and Board also approved an equity incentive program for fiscal year 2007, covering employees in our operating divisions as well as our corporate staff as groups and each of our named executive officers. The same quantitative revenue and EPS criteria referenced above were adopted to determine eligibility for option grants under the incentive program, with 50% of the available equity incentive tied to performance against Board-established EPS criteria and 50% of the available equity incentive tied to performance against Board-established revenue criteria.

         In January 2007, our Compensation Committee considered a reduction in the previously established revenue and EPS criteria for cash and equity incentives and an increase in the number of options available to incentive program participants. As proposed, these changes would apply to all participants in our cash and equity incentive compensation programs, including our named executive officers. However, our Compensation Committee deadlocked with regard to the vote on these changes. Committee members supporting the proposal felt that the original program metrics were set unrealistically high and therefore required amendment for purposes of fairness as well as executive retention and motivation. Committee members against the proposal felt that changes late in the fiscal year might produce a long-term disincentive by creating an expectation that in the future years, criteria might be adjusted downward to meet actual performance.

         Later in January 2007, pursuant to our Bylaws and our August 8, 2006 settlement agreement with Ahmed Hussein (described in the “Certain Relationships and Related Person Transactions” section of this proxy statement), our Board established an Independent Directors Compensation Committee, comprised of directors who are independent within the meaning of applicable Nasdaq rules, to consider and act upon any and all compensation-related matters that come to it as a result of a deadlock of the Compensation Committee. The initial members appointed to the Independent Directors Compensation Committee were Messrs. Plochocki (Chairman), Fawzy, Hoffman, Hussein, Love, Pflueger and Razin.

         The Independent Directors Compensation Committee then considered and approved by majority vote revisions to our compensation program for our key personnel, including our named executive officers. As a result, the revenue criteria but not the EPS criteria relating to the potential bonuses for Messrs. Silverman and Cline and the potential option grants for key employees, including our named executive officers were adjusted downward, and the number of stock options that could potentially be granted to our named executive officers and employees under the equity incentive program were increased from up to 110,000 options to up to 290,000 options. As a result, our named executive officers became eligible to receive an aggregate of up to 160,000 options (previously up to 70,000 options) to purchase our common stock based on meeting certain target increases in EPS and/or revenue during fiscal year 2007 as follows:

•	Mr. Silverman – up to 40,000 options (previously up to 20,000 options);

•	Mr. Holt – up to 10,000 options (previously up to 5,000 options);

•	Mr. Cline – up to 100,000 options (previously up to 40,000 options); and

•	Mr. Flynn – up to 10,000 options (previously up to 5,000 options).

         The options were to be issued pursuant to standard stock option agreements under one of our shareholder-approved option plans and would have an exercise price equal to the closing sale price of our shares on the Nasdaq Global Select Market as of the date of grant, a term of five years, and vest in four equal annual installments commencing one year following grant date.

          Fiscal Year 2007 Incentive Program Payouts

         On May 31, 2007, our Compensation Committee and the independent members of our Board of Directors authorized the issuance of the following awards under the cash and equity compensation components of our incentive compensation programs for fiscal year 2007:

•

Mr. Silverman received cash totaling $228,000, comprising $72,000 attributable to our performance under the EPS performance criteria, $126,000 attributable to our performance under the revenue growth criteria, and $30,000 attributable to the discretionary component. In addition, Mr. Silverman received options to purchase up to 22,000 shares of our common stock;

•	Mr. Holt received cash totaling $70,000. In addition, Mr. Holt received options to purchase up to 5,500 shares of our common stock.

•

Mr. Cline received cash totaling $320,000, comprising $80,000 attributable to our performance under the EPS performance criteria, $140,000 attributable to our performance under the revenue growth criteria, and $100,000 attributable to the discretionary component. In addition, Mr. Cline received options to purchase up to 55,000 shares of our common stock.

•

Mr. Flynn received cash totaling $70,000, comprising payment of $50,000 under the quantitative goal component and $20,000 under the discretionary qualitative goal component. In addition, Mr. Flynn received options to purchase up to 5,500 shares of our common stock.

         The above cash payments were made following the filing of our Form 10-K for the fiscal year ended March 31, 2007 and the above options were granted on June 13, 2007, which was the third trading day following the release of our earnings for the fourth quarter of our 2007 fiscal year:

          Fiscal Year 2008 Incentive Program Terms

         On May 31, 2007, a committee comprised of all of our independent directors approved a compensation program for our named executive officers, for the fiscal year ending March 31, 2008. The compensation program includes base salaries and both cash and equity incentive compensation components. Additionally, an equity incentive compensation plan was adopted for key personnel other than our named executive officers. Our Compensation Committee has structured the EPS performance criteria and revenue growth criteria to approximate the percentage growth targets under the 2007 plan. Under that 2007 plan, 55% of the targets were ultimately earned.

         Future base salary levels for our named executive officers were set as follows:

•	Mr. Silverman – $440,000 (to increase from $400,000), effective November 1, 2007;

•	Mr. Holt - $250,000 (to increase from $230,000), effective July 23, 2007;

•	Mr. Cline - $495,000 (to increase from $450,000), effective November 1, 2007; and

•	Mr. Flynn - $250,000 (to increase from $230,000), effective November 1, 2007.

         The cash incentive compensation component of the fiscal year 2008 compensation program for named executive officers provides as follows:

•	for Mr. Silverman, cash compensation of up to $475,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $475,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is allocated in part to the operational requirements criteria;

•	for Mr. Holt, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative goals as approved by our Compensation Committee and our Board of Directors;

•

for Mr. Cline, cash compensation of up to $550,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by our Board of Directors. Of the total $550,000 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is allocated in part to the operational requirements criteria; and

•

for Mr. Flynn, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by our Compensation Committee and our Board of Directors. Of the total $80,000 potential cash compensation, payment of up to $50,000 is based on achievement of quantitative goals, and payment of the remaining amount (up to the $80,000 total) is discretionary based on achievement of qualitative goals.

         The equity incentive component of the compensation program for fiscal year 2008 provides that our named executive officers are eligible to receive an aggregate of up to 160,000 options to purchase common stock based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as follows:

•	Mr. Silverman - 40,000 options;

•	Mr. Holt - 10,000 options;

•	Mr. Cline - 100,000 options; and

•	Mr. Flynn - 10,000 options.

          Of the total 160,000 potential options, 50% are allocated to the EPS performance criteria and 50% are allocated to the revenue growth criteria. If earned, the options would be issued pursuant to one of the shareholder-approved option plans, have an exercise price equal to the closing price of our shares on the Nasdaq Global Select Market (or such other market upon which such shares then trade) as of the date of grant, a term of five years, vest in four equal, annual installments commencing one year following the date of grant and be granted pursuant to our standard stock option agreement.

          Other Benefits

         We do not provide our named executive officers with perquisites and other personal benefits, as defined, other than those generally available to all employees who meet basic eligibility criteria and other than a $300 per month car allowance for Pat Cline.

         We have a 401(k) plan available to substantially all of our employees. Participating employees may defer each year up to the limit set in the Internal Revenue Code. The annual company contribution is determined by a formula set by our Board and may include matching and/or discretionary contributions. The retirement plans may be amended or discontinued at the discretion of our Board. Matching contributions for the named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year Ended March 31, 2007.

          We have a deferred compensation plan available for the benefit of officers and employees who qualify for inclusion. The plan is described below in connection with the Nonqualified Deferred Compensation Table Fiscal Year ended March 31, 2007 table.

          We have a voluntary employee stock purchase plan for the benefit of certain full-time employees. The plan is designed to allow employees to acquire shares of our common stock through automatic payroll deduction. Each eligible employee may authorize the withholding of up to 10% of his/her gross payroll each pay period to be used to purchase shares on the open market by a broker designated by us. In addition, we will match 5% of each employee’s contribution and will pay all brokerage commissions and fees in connection with each purchase. The amount of the company match is discretionary and subject to change. The plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974. During the fiscal year ended March 31, 2007, none of our named executive officers participated in the employee stock purchase plan although all of our named executive officers met the plan’s eligibility requirements.

          Tax and Accounting Implications

           Deductibility of Executive Compensation. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless the compensation qualifies as performance-based. Our Compensation Committee currently intends that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gains recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee. Also, in certain situations, our Compensation Committee may recommend compensation that does not meet deductibility qualifications, in order to ensure competitive levels of total compensation for our executive officers. For fiscal year 2007, compensation paid to executives, even amounts in excess of $1,000,000 for any named executive officer, were deductible for federal income tax purposes as we considered compensation to be performance-based.

           Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The deferred compensation arrangement will be amended by December 31, 2007 to be in compliance with the final regulations that were released on April 2007. In the meantime, we believe we are operating in good faith compliance with the proposed regulations that were released in September 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation Fiscal Year Ended March 31, 2007.”

           Accounting for Stock-Based Compensation. On April 1, 2006, we began accounting for stock-based payments, including those under or equity incentive program, in accordance with the requirements of SFAS 123R. For further information regarding SFAS 123R, refer to Note 2 to the Financial Statements contained in our Form 10-K for the fiscal year ended March 31, 2007.

Summary Compensation Table for Fiscal Year Ended March 31, 2007

          The following table provides information concerning the compensation for the fiscal year ended March 31, 2007 for our principal executive officer, our principal financial officer, and our two Division heads, who were the only other executive officers whose total compensation exceeded $100,000 during fiscal year 2007 (collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (2)	All Other Compen -sation ($) (3)	Total ($)

Louis E. Silverman, Chief Executive Officer and President	2007	$400,000	$—	$—	$444,110	$228,000	$—	$2,200	$1,074,310

Paul A. Holt, Chief Financial Officer and Secretary	2007	$223,795	$—	$—	$149,125	$70,000	$5,900	$2,586	$451,406

Patrick B. Cline President, NextGen Healthcare Information Systems Division	2007	$420,833	$—	$—	$776,104	$320,000	$14,459	$5,862	$1,537,258

Gregory Flynn Executive Vice President, General Manager of QSI Division	2007	$228,833	$—	$—	$210,389	$70,000	$7,004	$2,346	$518,572

(1)

The amount reflected in this column is the compensation cost we recognized for financial statement reporting purposes during fiscal 2007 under SFAS 123R for grants made in fiscal 2007 and prior years and does not include an estimate of forfeitures. No options were forfeited during fiscal year 2007. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years indicated:

	2007	2006	2005	2004	2003	2002

Dividend yield	2.1%- 2.4%	—	—	—	—	—

Expected volatility	47.0%- 48.5%	47.7%	47.7%- 57.0%	55.0% - 57.0%	—	55.0% - 57.0%

Risk-free interest rates	4.5%- 5.1%	3.7%	3.0% - 3.7%	3.0%	—	3.5%- 4.5%

Expected option life (years)	3.75- 4.75	4.0	4.0	4.0	—	5.0

Weighted-average fair value per share	14.3	15.2	7.2	8.2	—	6.0

(2)

The amount reflected in this column represents our company’s contribution to the Nonqualified Deferred Compensation. Earnings are not included in this column as earnings are not considered above-market or preferential.

(3)	The amount reflected in this column represents auto allowance and our company’s contributions to the 401(k) plan.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2007

          The following table sets forth information regarding plan-based awards granted to our named executive officers during the fiscal year ended March 31, 2007.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securit-ies Under-lying Options (#)	Exercise or Base Price of Option Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Thres- hold ($) (1)	Target ($) (1)	Maximum ($) (2)	Thres- hold (#) (1)	Target (#) (1)	Maximum (#) (2) (6)

Louis E. Silverman	—	—	—	$450,000 (3)	—	—	40,000	—	—	—
Paul A. Holt	—	—	—	$70,000 (4)	—	—	10,000	—	—	—
Patrick B. Cline	—	—	—	$500,000 (3)	—	—	100,000	—	—	—
Gregory Flynn	—	—	—	$70,000 (5)	—	—	10,000	—	—	—

(1)

No threshold or target amounts were set. The actual cash and equity incentive compensation paid is described above under the heading “Compensation Discussion and Analysis — Cash and Equity Incentive Programs — Fiscal Year 2007 Incentive Program Payouts.” The actual cash incentive compensation paid is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. The compensation cost of the options actually awarded under the fiscal year 2007 equity incentive program is included in the “Option Awards” column of the Summary Compensation Table above. Information regarding the numbers of shares underlying the options actually awarded under the fiscal year 2007 equity incentive program accompanies footnote (6) to the Outstanding Equity Awards at Fiscal Year-End March 31, 2007 Table below.

(2)	The amounts set forth in these columns reflects the maximum cash or share incentive awards possible under our cash and equity incentive programs for fiscal year 2007.

(3)

The fiscal year 2007 cash incentive program provided for cash awards to Mr. Silverman and Mr. Cline based 20% upon qualitative factors determined by our Board in its discretion and 80% upon Board-established quantitative revenue and EPS growth objectives. The quantitative objectives were divided into five levels whereby 0%, 20%, 40%, 70% or 100% of the maximum estimated possible payout could be earned.

(4)

The fiscal year 2007 cash incentive program provided for a cash award to Mr. Holt based upon the achievement of certain qualitative goals as approved by our Compensation Committee and our Board of Directors.

(5)

The fiscal year 2007 cash incentive program provided for a cash award to Mr. Flynn based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by our Compensation Committee and our Board of Directors. Of the total $70,000 potential cash compensation, payment of up to $30,000 was based on achievement of quantitative goals, and payment of the remaining amount (up to the $70,000 total) was discretionary based on achievement of qualitative goals.

(6)

The same quantitative revenue and EPS criteria referenced in footnote (3) above were adopted to determine eligibility for option grants under the fiscal year 2007 equity incentive program, with 50% of the available equity incentive tied to performance against Board-established EPS criteria and 50% of the available equity incentive tied to performance against Board-established revenue criteria.

          Base Salary

          Base salaries for the named executive officers are described above under the heading “Compensation Discussion and Analysis — Base Salary.”

          Cash and Equity Incentive Programs

          Cash and equity incentive program payouts made to the named executive officers are described above under the heading “Compensation Discussion and Analysis — Cash and Equity Incentive Programs.”

          Employment Agreement with Louis E. Silverman

          We are party to an employment agreement with Mr. Silverman dated as of July 20, 2000 (“effective date”) that details the terms of his employment as our Chief Executive Officer and President. Pursuant to the employment agreement, on the effective date we granted Mr. Silverman an option to purchase up to 497,040 shares of our common stock at an exercise price of $1.9375 per share, which option vested in four equal annual installments commencing one year after the effective date, and on the one year anniversary of the effective date, we granted to Mr. Silverman an option to purchase up to 239,760 shares of our common stock at an exercise price of $3.2475 per share, which option vested in four equal annual installments commencing on the second anniversary of the effective date.

          The employment agreement provides that Mr. Silverman is eligible to earn and participate in all other benefit programs we offer, with the same eligibility requirements as would apply to any other executive of our company. However, we waived all waiting periods for health benefits and 401(k) benefits for Mr. Silverman.

          The employment agreement contains confidentiality provisions, as well as post-termination non-solicitation and non-interference provisions that will run for two years and one year, respectively. Mr. Silverman’s employment under the employment agreement is at-will and may be terminated for any reason by him or by us upon 60 days’ prior written notice to the other party. However, the employment agreement contains various termination and change-in-control provisions as described below under “Potential Payments on Termination of Employment or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End March 31, 2007

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able		Equity Incentive Plan Awards: Number of Securit- ies Under- lying Unexer- cised Unearn- ed Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Louis E. Silverman	85,000	85,000	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	—	22,000	(6)	—	$38.8300	06/12/2012	—	$—	—	$—

Paul A. Holt	4,000	8,000	(2)	—	$11.8550	09/03/2009	—	$—	—	$—
	18,500	25,500	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	—	5,500	(6)	—	$38.8300	06/12/2012	—	$—	—	$—

Patrick B. Cline	—	9,000	(3)	—	$3.8650	10/29/2008	—	$—	—	$—
	—	40,000	(4)	—	$11.6675	06/10/2009	—	$—	—	$—
	—	85,000	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	—	15,000	(5)	—	$37.0900	08/11/2011	—	$—	—	$—
	—	55,000	(6)	—	$38.8300	06/12/2012	—	$—	—	$—

Gregory Flynn	5,000	5,000	(3)	—	$3.8650	10/29/2008	—	$—	—	$—
	4,500	9,000	(2)	—	$11.8550	09/03/2009	—	$—	—	$—
	14,875	29,750	(1)	—	$19.3375	02/11/2012	—	$—	—	$—
	—	5,500	(6)	—	$38.8300	06/12/2012	—	$—	—	$—

(1)

Option was granted February 11, 2005 and is vesting in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest in two equal annual installments on February 11, 2008 and February 11, 2009.

(2)

Option was granted September 3, 2004 and is vesting in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest in two equal annual installments on September 3, 2007 and September 3, 2008.

(3)

Option was granted October 29, 2003 and is vesting in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on October 29, 2007.

(4)

Option was granted June 10, 2004 and is vesting in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest in two equal installments on June 10, 2007 and June 10, 2008.

(5)

Option was granted August 11, 2006 and vests in four equal annual installments commencing one year after the grant date. Accordingly, the remaining unexercisable shares are scheduled to vest on August 11, 2007, August 11, 2008, August 11, 2009 and August 11, 2010.

(6)

Option was granted June 12, 2007 pursuant to our fiscal year 2007 equity incentive plan and vests in four equal annual installments commencing one year after the grant date. Accordingly, the unexercisable shares are scheduled to vest on June 12, 2008, June 12, 2009, June 12, 2010 and June 12, 2011.

Option Exercises and Stock Vested During Fiscal Year Ended March 31, 2007

          The following table sets forth information regarding options exercised and stock awards vested during fiscal 2007 for our named executive officers. Value realized on exercise is based on the difference between the per share exercise price and the closing sale price of a share of our common stock on the exercise date.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Louis E. Silverman	—	$—	—	—
Paul A. Holt	5,000	$105,383	—	—
Patrick B. Cline	71,500	$1,825,606	—	—
Gregory Flynn	12,463	$268,609	—	—

Pension Benefits

          We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of any named executive officer.

Nonqualified Deferred Compensation Fiscal Year Ended March 31, 2007

          The following table sets forth information regarding our defined contribution or other plan that provides for the deferral of compensation for employees who qualify for inclusion, including our named executive officers on a basis that is not tax-qualified. Participating employees may defer between 5% and 50% of their compensation, which includes base salary and commission, if applicable, per plan year. In addition, we may but are not required to, make contributions into the deferral plan on behalf of participating employees. Each employee’s deferrals together with earnings thereon are accrued as part of the long-term liabilities of our company. Investment decisions are made by each participating employee from a family of mutual funds. To offset this liability, we have purchased life insurance policies on some of our participants. We are the owner and beneficiary of the policies and the cash values are intended to produce cash needed to help make the benefit payments to employees when they retire or otherwise leave our company. Distributions will be paid out to participants either upon retirement, death, termination of employment or upon termination of the nonqualified deferred compensation plan. Distribution will generally equal the deferral amount plus or minus earnings or losses and will be in the form of a lump sum or five annual installments as elected by the participant should the account balance exceed $25,000.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Louis E. Silverman	$—	$—	$—	$—	$—
Paul A. Holt	$22,500	$5,900	$6,090	$—	$52,702
Patrick B. Cline	$27,397	$14,459	$13,064	$—	$111,387
Gregory Flynn	$12,145	$7,004	$39,693	$—	$301,906

(1)

No amounts were reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table above, as earnings are not considered above-market or preferential.

Potential Payments Upon Termination of Employment or Change-in-Control

          The following discussion and tables describe and illustrate potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2007 termination date.

          Louis E. Silverman Employment Agreement

          Mr. Silverman’s employment agreement provides that his employment is at-will. Accordingly, Mr. Silverman’s employment may be terminated for any reason by him or us upon 60 days written notice to the other party, subject to the severance payments described below.

Benefits Payable to Louis E. Silverman	Death or Disability	Cause	Without Cause or For Good Reason	Termination Upon Change-In-Control

Performance or other bonus earned and unpaid	$228,000	$—	$228,000	$228,000
Accelerated vesting of stock options (1)	$—	$—	$439,078	$1,756,313
Lump sum cash payment equal to six months of base compensation	$—	$—	$200,000	$200,000

(1)

Represents the aggregate value of the accelerated vesting of unvested stock options based solely on the intrinsic value of the options as of March 31, 2007, calculated by multiplying (a) the difference between the fair market value of our common stock on March 30, 2007, which was $40.00, and the applicable exercise price by (b) the assumed number of option shares vesting on an accelerated basis on March 31, 2007.

          The employment agreement also provides for immediate vesting of an additional 25% of all unvested options granted pursuant to the employment agreement and a lump sum cash payment equal to six months of base compensation if we breach the agreement. In addition, the employment agreement provides for immediate vesting of 100% of all unvested options governed by the acceleration provisions of the employment agreement if there is a termination upon a change-in-control. The foregoing acceleration provisions apply to the outstanding options granted to Mr. Silverman in February 2005 but are not applicable to subsequent option grants, including the option grant that occurred in June 2007 pursuant to the 2007 equity incentive plan.

          Below are descriptions of the key factors used to determine whether termination of employment under the employment agreement is due to disability, cause or good reason or constitutes a termination upon a change-in-control.

          “Disability” means that our Board, in its sole opinion, determines that Mr. Silverman is prevented from properly performing his duties under the employment agreement by reason of any physical or mental incapacity for a period of more than twelve consecutive weeks or for a cumulative period of 90 business days in any 18-month period.

          “Cause” means that Mr. Silverman engaged either (i) in any criminal conduct constituting a felony (or that involved dishonesty, breach of trust or moral turpitude) and criminal charges are brought against him by a governmental authority or he enters a plea of nolo contendere (or similar plea) to such charges or (ii) knowingly and willfully engaged in activities that would constitute a material breach of any term of the employment agreement resulting in a material injury to our business condition, financial or otherwise, results of operations or prospects, as determined in good faith by our Board of Directors.

          “Good reason” exists if without Mr. Silverman’s prior written consent and in the absence of prior written notice of the Board’s intent to terminate for cause, one or more of the following events occurs:

•

we assign to Mr. Silverman any duties materially inconsistent with or that constitute a material change in his position, duties, responsibilities, or status with us, or a material change in his reporting responsibilities, title, or offices; or removal of him from or failure to re-elect him to any of such positions, except in connection with the termination of the period of employment by reason of his death or disability or cause;

•	we reduce his annual salary then in effect or materially diminish his position, duties, authority or status;

•

we act in any way that would adversely affect his participation in or materially reduce his benefits under any of our benefit plans in which he is participating or we deprive him of any material fringe benefit enjoyed by him, except in so far that our action or inaction (i) is also taken or not taken, as the case may be, in respect of all employees generally, (ii) is required by the terms of any benefit plan as in effect immediately before the action or inaction, or (iii) is necessary to comply with applicable law or to preserve the qualification of any benefit plan under section 401(a) of the Internal Revenue Code;

•

we fail to remedy any non-compliance with any provisions of his employment agreement promptly, and in no event later than ten business days after our receipt of written notice of non-compliance from him; or

•	there is a material change in the nature or direction of our business or his place of employment.

          “Termination Upon a Change-in-Control” will be deemed to occur under the employment agreement upon either (i) the termination of Mr. Silverman without cause within 120 days prior to or 90 days after the event constituting a change-in-control; or (ii) at Mr. Silverman’s election, within 90 days of the event constituting the change-in-control, not to continue with the successor or surviving corporation. A “change-in-control” is the earliest to occur of any of the following events:

•	the direct or indirect sale, lease, exchange or other transfer of 35% of more of our total assets to any person, entity or group;

•

our merger, consolidation or other business combination with another company with the effect that our shareholders immediately prior to the transaction hold less than 51% of the combined voting power of the then outstanding securities of the surviving company having the right to vote in the election of directors;

•	the replacement of a majority of the members of our Board of Directors in any given year without the approval of our Board of Directors as constituted at the beginning of the year; or

•

the purchase of 25% or more of the combined voting power of our outstanding securities having the right to vote in the election of directors by a person or group other than as a result of the purchase of securities by Ahmed Hussein or his affiliates of securities beneficially owned by Sheldon Razin or his affiliates or vice versa.

          Arrangements with Other Named Executive Officers

          We are not a party to any contracts, agreements, plans or arrangements that would provide payments to Messrs. Holt, Cline or Flynn at, following or in connection with any termination of employment, change-in-control, or change in responsibilities.

          Stock Option and Award Exercisability

          Our Amended and Restated 1998 Stock Option Plan (our “1998 Plan” ) provides for the issuance of nonqualified and incentive stock options. Our 2005 Stock Option and Incentive Plan (our “2005 Plan”) provides for the issuance of numerous types of stock-based awards, including without limitation, stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance shares, and performance units. As of June 29, 2007, no awards had been made under our 2005 Plan, and all of our outstanding options were governed by our 1998 Plan.

          Generally, exercisability of options and other awards granted under our option plans terminate following termination of employment as described in the table below. The consequences described in the column relating to the 2005 Plan apply except to the extent that the 2005 Plan, the applicable award agreement or our Board may otherwise provide where permitted by the 2005 Plan.

Exercisability Consequences Under

Reason for Termination of Employment	1998 Plan	2005 Plan

Voluntary resignation by employee or termination for cause by us	All options terminate immediately.	All unvested awards terminate immediately.

Retirement pursuant to a company retirement policy, if any, that we adopt	All options terminate immediately.	Options and stock appreciation rights remain exercisable (to the extent vested prior to retirement) until the earlier of the expiration of the award term or three years after retirement.

Exercisability Consequences Under

Reason for Termination of Employment	1998 Plan	2005 Plan

Termination without cause by us	Options remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the option term or 30 days after the termination of employment.

Options and stock appreciation rights remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the award term or three months after the termination of employment.

Disability	Options remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the option term or 365 days after the termination of employment.

Options and stock appreciation rights remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the award term or six months after the termination of employment.

Death during, or within a period specified in the option after the termination of, employment	Options remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the option term or 365 days after the date of death.	Options and stock appreciation rights remain exercisable (to the extent vested prior to termination) until the earlier of the expiration of the award term or six months after the date of death.

          For options granted pursuant to our 1998 Plan, our Board has the discretion to accelerate the vesting of any outstanding options held by our named executive officers and employees if no provision is made for the continuance of those plans and the assumption of options outstanding under those plans if we dissolve or are liquidated, if we are not the surviving entity in a merger, consolidation, acquisition or other reorganization, if we are the subject of a reverse merger in which more than 50% of our voting shares are converted into cash, property or the securities of another entity, or if we sell substantially all of our property or shares to another entity.

          Under our 2005 Plan, our Board may exercise discretion, whether before or after the grant, expiration, exercise, vesting or maturity of or lapse of restriction on an award or the termination of employment of a grantee, to amend any outstanding award or award agreement, including an amendment that would accelerate the time or times at which the award becomes unrestricted or may be exercised, or waive or amend any goals, restrictions or conditions set forth in the award agreement, subject to shareholder approval for any amendments involving repricing of awards. Generally, certain amendments which materially impair the rights or materially increase the obligations of a grantee under an outstanding award may be made only with the consent of the award grantee.

          In addition, awards under our 2005 Plan will fully vest in connection with a change in control as defined in our 2005 Plan. Examples of changes in control under our 2005 Plan generally include, with various exceptions detailed in our 2005 Plan: any person becoming the beneficial owner of more than 50% of the combined voting power of our then outstanding securities; the consummation of certain mergers, consolidations, statutory share exchanges or similar forms of corporate transaction that require approval of our shareholders; our shareholders approving a plan of complete liquidation or dissolution of our company; or the consummation of a sale or disposition of all or substantially all of our assets other than a sale or disposition that would result in our voting securities outstanding immediately prior thereto continuing to represent 50% or more of the combined voting power of our company or the surviving entity outstanding immediately after the sale or disposition; or in the case of directors, officers or employees who are entitled to the benefits of a change in control agreement or similar provisions within an agreement entered into by us or a related entity that defines or addresses change in control, “change in control” as defined in such agreement.

          Our 2005 Plan also provides that if, within two years after the occurrence of a change in control, a termination of employment occurs with respect to any grantee for any reason other than cause, disability, death or retirement, the grantee will be entitled to exercise awards at any time thereafter until the earlier of (i) the date twelve months after the date of termination of employment and (ii) the expiration date in the applicable award agreement.

Director Compensation for Fiscal Year Ended March 31, 2007

          Our Director Compensation Program, which was most recently amended effective as of our 2006 annual shareholders meeting held September 20, 2006, provides that all non-employee directors receive a retainer of $30,000 per year plus a fee of $2,000 per Board meeting attended. Also, non-employee directors who serve on a committee of our Board receive a fee of $1,000 per committee meeting attended. In addition, each newly elected and re-elected non-employee director is to receive an option to purchase 5,000 shares of our common stock upon each annual election date. The options are to be priced at the fair market value of our common stock on the date of grant, vest in four equal annual installments commencing on the first anniversary of the date of grant, and expire seven years from the date of grant. However, the options are to fully vest at the conclusion of the director’s term of service if the director is not re-elected to our Board, except where the failure to be re-elected results from either a voluntary withdrawal from Board service by the director or prior removal from our Board for cause under Section 304 of the California Corporations Code.

          Prior to the 2006 annual shareholders meeting, the Director Compensation Program provided non-employee directors with a cash retainer of $24,000 per year, plus a fee of $2,000 per meeting of our Board attended and $1,000 per committee meeting attended. Board members traveling cross-country to attend a Board meeting or committee meeting also received an additional fee of $1,000. In addition, each newly elected non-employee director received options to purchase 24,000 shares of our common stock upon election to our Board and options to purchase 20,000 shares of our common stock on their re-election date. The options were priced at the fair market value of our common stock on the date of grant, fully vested three months from the date of grant, and expire seven years from the date of grant.

          The following table provides information concerning compensation for our non-employee directors for the fiscal year ended March 31, 2007. Directors Silverman and Cline are employees of our company and thus receive no compensation for their services as directors. The compensation received by Messrs. Silverman and Cline as employees of our company is described elsewhere in this proxy statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Sheldon Razin	$43,000	$—	$19,392	$—	$—	$—	$62,392

Ibrahim Fawzy	$42,000	$—	$19,392	$—	$—	$—	$61,392

Edwin Hoffman	$50,000	$—	$19,392	$—	$—	$—	$69,392

Ahmed Hussein	$41,000	$—	$19,392	$—	$—	$—	$60,392

Vincent J. Love	$70,000	$—	$19,392	$—	$—	$—	$89,392

Russell Pflueger	$35,000	$—	$19,392	$—	$—	$—	$55,392

Steven Plochocki	$71,000	$—	$19,392	$—	$—	$—	$90,392

Maurice DeWald(2)	$32,000	$—	$—	$—	$—	$—	$32,000

(1)

The amount reflected in this column is the compensation cost we recognized for financial statement reporting purposes during fiscal 2007 under SFAS 123R for grants made in fiscal 2007 and prior years. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years indicated:

2007

Dividend yield	2.40%
Expected volatility	48.50%
Risk-free interest rates	4.70%
Expected option life (years)	4.75
Weighted-average fair value per share	$15.52

(2)	Mr. DeWald’s service on our Board terminated September 20, 2006.

          At March 31, 2007, the aggregate number of option awards outstanding for each of the directors named in the table was as follows:

Director Name	Shares Underlying Options

Mr. Razin	49,000
Mr. Fawzy	29,000
Mr. Hoffman	5,000
Mr. Hussein	49,000
Mr. Love	39,000
Mr. Pflueger	5,000
Mr. Plochocki	49,000
Mr. DeWald	—

Compensation Committee Interlocks and Insider Participation

          Until September 20, 2006, the Compensation Committee consisted of Messrs. Plochocki and Love and Mr. Maurice DeWald, whose service on our Board terminated on that date. Since that date, the Compensation Committee has consisted of Messrs. Plochocki, Hoffman, Pflueger and Fawzy. None of these individuals was, during the fiscal year ended March 31, 2007, an officer or employee of our company, and none of these individuals formerly was an officer of our company. No member of our Board has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Compensation Committee Report

          Our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on that review and discussion, our Compensation Committee recommended to our Board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE

Steven Plochocki, Chairman
Edwin Hoffman	Russell Pflueger	Ibrahim Fawzy

INFORMATION ABOUT OUR BOARD OF DIRECTORS,
BOARD COMMITTEES AND RELATED MATTERS

Board of Directors

     General

          Our business, property and affairs are managed under the direction of our Board of Directors. Directors are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of our Board and its committees. Our Board consists of nine directors who are elected to serve until the election and qualification of their respective successors.

     Director Independence

          Our Bylaws require that at least a majority of the members of our Board be independent directors. Our Bylaws define “independent director” as a person other than an executive officer or employee of our company or any other individual having a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under our Bylaws, as amended May 31, 2007 to conform to Nasdaq Rule 4200(a)(15), the following persons may not be considered independent:

(a)	a director who is, or at any time during the past three years was, employed by us;

(b)

a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i)	compensation for Board or Board committee service;

(ii)	compensation paid to a family member who is an employee (other than an executive officer) of ours; or

(iii)	benefits under a tax-qualified retirement plan, or non-discretionary compensation.

Provided, however, that in addition to the requirements contained in this paragraph (b), audit committee members are also subject to additional, more stringent requirements under Nasdaq Rule 4350(d).

(c)	a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

(d)

a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i)	payments arising solely from investments in our securities; or

(ii)	payments under non-discretionary charitable contribution matching programs.

(e)

a director of ours who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

(f)

a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

          A “family member” for these purposes means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

          Our Board has determined that each of Messrs. Plochocki, Fawzy, Hoffman, Hussein, Love, Pflueger and Razin, each of whom currently is a director, are “independent” as defined above and in Rule 4200(a)(15) of the Nasdaq listing standards. The above definition of independence is posted on our Internet website at www.qsii.com.

     Attendance at Board and Shareholders’ Meetings

          During the fiscal year ended March 31, 2007, our Board held seven meetings. No director standing for re-election to our Board attended less than 75% of the aggregate of all meetings of our Board and all meetings of committees of our Board upon which he served (during the periods that he served) during the fiscal year ended March 31, 2007.

          It is our policy that our directors are invited and encouraged to attend our annual meetings of shareholders. All of our director nominees standing for re-election at our 2007 annual meeting were in attendance at our 2006 annual meeting.

Board Committees and Charters

          Our Board has a standing Audit Committee, Compensation Committee and Nominating Committee. In addition, our Board currently has a Transaction Committee and a Special Committee. Our Board also from time to time may appoint a Proxy Voting Committee and/or a Lead Director.

     Audit Committee

          Our Board has an Audit Committee that since September 20, 2006 has consisted of Messrs. Love, Plochocki and Hoffman. Our Audit Committee is comprised entirely of “independent” (as defined in Rule 4200(a)(15) of the Nasdaq listing standards) directors and operates under a written charter adopted by our Board. The duties of our Audit Committee include meeting with our independent public accountants to review the scope of the annual audit and to review our quarterly and annual financial statements before the statements are released to our shareholders. Our Audit Committee also evaluates the independent public accountants’ performance and determines whether the independent registered public accounting firm should be retained by us for the ensuing fiscal year. In addition, our Audit Committee reviews our internal accounting and financial controls and reporting systems practices and is responsible for reviewing, approving and ratifying all related party transactions.

          During the fiscal year ended March 31, 2007, our Audit Committee held 20 meetings. Our Audit Committee’s current charter is posted on our Internet website at www.qsii.com. Our Audit Committee and our Board have confirmed that our Audit Committee does and will continue to include at least three independent members. Our Audit Committee and our Board have confirmed that Mr. Love met applicable Nasdaq listing standards for designation as an “Audit Committee Financial Expert” and for being “independent.”

     Nominating Committee

          Our Board has a Nominating Committee that since September 20, 2006 has consisted of Messrs. Razin, Hussein, Fawzy and Pflueger, each of whom is deemed independent. Our Nominating Committee is responsible for identifying and recommending nominee candidates to our Board, and is required to be composed entirely of independent directors. Our Nominating Committee will consider nominees recommended by shareholders for election as a director. Recommendations should be sent to our Secretary and should include the candidate’s name and qualifications and a statement from the candidate that he or she consents to being named in our proxy statement and will serve as a director if elected. In order for any candidate to be considered by our Nominating

Committee and, if nominated, to be included in the our proxy statement, such recommendation must be received by the Secretary not less than 150 days prior to the anniversary date of our most recent annual shareholders’ meeting.

          Our Nominating Committee believes that it is desirable that directors possess an understanding of our business environment and have the knowledge, skills, expertise and such diversity of experience that our Board’s ability to manage and direct our affairs and business is enhanced. Additional considerations may include an individual’s capacity to enhance the ability of committees of our Board to fulfill their duties and/or satisfy any independence requirements imposed by law, regulation, our Bylaws or listing requirements.

          Our Nominating Committee may receive suggestions from current Board members, our executive officers or other sources, which may be either unsolicited or in response to requests from our Nominating Committee for such candidates. Our Nominating Committee may also, from time to time, engage firms that specialize in identifying director candidates.

          Once a person has been identified by our Nominating Committee as a potential candidate, our Nominating Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If our Nominating Committee determines that the candidate warrants further consideration, the Chairman (currently Mr. Razin) or another member of our Nominating Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Nominating Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. Our Nominating Committee may consider all such information in light of information regarding any other candidates that our Nominating Committee might be evaluating for nomination to our Board. Nominating Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. With the nominee’s consent, our Nominating Committee may also engage an outside firm to conduct background checks on candidates as part of the nominee evaluation process. Our Nominating Committee’s evaluation process does not vary based on the source of the recommendation, though in the case of a shareholder nominee, our Nominating Committee and/or our Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

          In compiling our Board slate appearing in this proxy statement, nominee referrals as well as nominee recommendations were received from existing directors and members of management - both solicited and unsolicited. No paid consultants were engaged by us, our Board or any of our Board’s committees for the purposes of identifying qualified, interested Board candidates.

          During the fiscal year ended March 31, 2007, our Nominating Committee held four meetings. Our Nominating Committee’s current charter is posted on our Internet website at www.qsii.com.

     Compensation Committee

          Our Board has a Compensation Committee that since September 20, 2006 has consisted of Messrs. Plochocki, Hoffman, Pflueger and Fawzy. Our Compensation Committee is composed entirely of independent directors, and is responsible for (i) ensuring that senior management will be accountable to our Board through the effective application of compensation policies and (ii) monitoring the effectiveness of our compensation plans applicable to both senior management and our Board (including committees thereof). Our Compensation Committee establishes compensation policies applicable to our executive officers. During the fiscal year ended March 31, 2007, our Compensation Committee held three meetings. Our Compensation Committee’s current charter is posted on our Internet website at www.qsii.com.

          While we expect that our Compensation Committee will make best efforts to fulfill the responsibilities enumerated in its charter, with four members of the committee, it is possible that from time to time, the committee may become deadlocked and therefore unable to carry out its responsibilities. In anticipation of such a possibility, and pursuant to our Amended and Restated Bylaws and our August 8, 2006 settlement agreement with Ahmed Hussein, our Board must appoint from time to time an Independent Directors Compensation Committee, comprised of independent directors to consider and act upon any and all compensation-related matters that come to it as a result of a deadlock of our Compensation Committee.

          Our executive officers have played no role in determining the amount or form of director compensation. Mr. Silverman and Mr. Cline, both management directors, abstained from a vote on director compensation during fiscal year 2007. Our executive officers have played no role in determining the amount or form of compensation of our named executive officers, except that in certain situations, our Chief Executive Officer provides information to our Compensation Committee regarding certain accomplishments of the named executive officers to assist our Compensation Committee in administering the discretionary portion of cash bonuses for named executive officers.

          From time to time, our Compensation Committee has engaged certain independent compensation consultants to assist in preparing equity incentive plans for key staff including the named executive officers and to assist the committee in establishing based salaries and non-equity plans for the named executive officers. Our Compensation Committee last utilized the services of such consultants in 2005, when Semler-Brossy Consulting Group, LLC. was engaged by the then-members of our Compensation Committee.

     Transaction Committee

          Our Board has a Transaction Committee that since September 20, 2006 has consisted of Messrs. Hussein, Razin, Love, and Pflueger. The Transaction Committee is responsible for considering and making recommendations to our Board with respect to all proposals involving a change in control of our company or the purchase or sale of assets constituting more than 10% of our total assets. The Transaction Committee is composed entirely of independent directors. The transaction committee held one meeting during fiscal year 2007.

     Special Committee

          Our past history includes a proxy contest and a use of cumulative voting rights. In light of this history, on May 31, 2007, our Board formed a Special Committee. Among other things, the Special Committee has been delegated all powers of our Board in connection with the solicitation and voting of proxies at the annual meeting as well as all matters related to any litigation or threat of litigation by Mr. Hussein, Mr. Fawzy, or any of their respective associates. The Special Committee currently consists of Messrs. Razin, Love and Pflueger.

     Lead Director

          Under our Amended and Restated Bylaws, if at any time our Chairman of the Board is an executive officer of our company, or for any other reason is not an independent director, a non-executive Lead Director (“Lead Director”) must be selected by our independent directors. The Lead Director must be one of our independent directors, must be a member of our Audit Committee and of our Executive Committee, if we have such a committee, and is responsible for coordinating the activities of our independent directors. The Lead Director would assist our Board in assuring compliance with our corporate governance procedures and policies, and coordinate, develop the agenda for, and moderate executive sessions of our Board’s independent directors. Executive sessions would be held immediately following each regular meeting of our Board, and/or at other times as designated by the Lead Director. The Lead Director would approve, in consultation with our other independent directors, the retention of consultants who report directly to our Board. If at any time our Chairman of the Board is one of our independent directors, then he or she will perform the duties of the Lead Director.

Related Matters

     Audit Committee Report

          Our Audit Committee reports to and acts on behalf of our Board in providing oversight to our financial management, independent registered public accounting firm, and financial reporting procedures. Our management is responsible for our financial reporting process, including our system of internal control, and for the preparation of our consolidated financial statements. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on management’s assessment of our internal control over financial reporting. In this context, our Audit Committee has reviewed and discussed the audited financial statements and the assessments of internal control contained in our annual report on Form 10-K for the fiscal year ended March 31, 2007 with management and our independent registered public accounting firm.

          Our Audit Committee selects the independent registered public accounting firm to be retained by us, and once retained, the independent registered public accounting firm reports directly to our Audit Committee. Our Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm.

          Our Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm relative to their independence with respect to our company as required by Independence Standards Board Standard No. 1, and has discussed with our independent registered public accounting firm such firm’s independence. In addition, our Audit Committee considered, among other factors, whether potential non-audit services provided by Grant Thornton LLP were compatible with maintaining their independence.

          Our Audit Committee discussed with our independent registered public accounting firm their overall approach, scope and plans for the audit. At the conclusion of the audit, our Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of our internal control and the overall quality of our financial reporting.

          In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in our annual report on Form 10-K for the year ended March 31, 2007, for filing with the Commission.

          Our Audit Committee has re-appointed Grant Thornton LLP to serve as our independent public accounting firm for the fiscal year ending March 31, 2008.

AUDIT COMMITTEE

Vincent Love, Chairman
Edwin Hoffman	Steven Plochocki

     Code of Ethics

          We have adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer (principal executive officer) and Chief Financial Officer (our principal financial and accounting officer). This Code is posted on our Internet Website located at www. qsii.com. The Code may be found as follows: From our main Web page, first click on “company info” and then on “corporate governance.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code by posting such information on our Website, at the address and location specified above.

     Security Holder Communications with our Board

          Our Board has established a process to receive communications from our security holders. Security holders may contact any member (or all members) of our Board, or our independent directors as a group, any Board committee or any Chair of any such committee by mail or electronically. Correspondence should be addressed to our Board or any such individual directors, group or committee of directors by either name or title and sent “c/o Corporate Secretary” to 18191 Von Karman, Suite 450, Irvine, California 92612. To communicate with any of our directors electronically, a shareholder should send an e-mail to our Secretary: pholt@qsii.com.

          All communications received as set forth in the preceding paragraph will be opened by our Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, patently offensive material or matters deemed inappropriate for our Board will be forwarded promptly to the addressee. In the case of communications to our Board, any group or committee of directors, our Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), our directors and executive officers and any person who beneficially owns more than 10% of our outstanding common stock (“reporting persons”) are required to report their initial beneficial ownership of our common stock and any subsequent changes in that ownership to the Commission and Nasdaq. Reporting persons are required by Commission regulations to furnish to us copies of all reports they file in accordance with Section 16(a).

          Based solely upon our review of the copies of such reports received by us, or written representations from certain reporting persons that no other reports were required, we believe that during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to our reporting persons were met.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

          During fiscal year 2007, our Transaction Committee was responsible for reviewing and approving transactions with related persons. On May 31, 2007, our Board amended the Corporate Governance Provisions set forth in Exhibit A to our Amended and Restated Bylaws to revise the definition of “independent director” so that it conforms to the recently revised independence standard contained in Nasdaq Marketplace Rule 4200(a)(15)(B), and to provide that our Audit Committee, rather than our Transaction Committee, has responsibility for reviewing all transactions with related persons. The revised definition of “independent director” is described above under the heading “Director Independence” and is posted on our Internet website at www.qsii.com.

          Also on May 31, 2007, our Board and Audit Committee adopted written related party transaction policies and procedures relating to approval or ratification of transactions with related persons. Under the policies and procedures, our Audit Committee is to review the material facts of all related party transactions that require our Audit Committee’s approval and either approve or disapprove of our entry into the related party transactions, subject to certain exceptions, by taking into account, among other factors the committee deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in any discussion or approval of a related party transaction for which he or she is a related party. If an interested transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party.

          Under the policies and procedures, a “related party transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $30,000 in any calendar year, we are a participant, and any related party has or will have a direct or indirect interest. A “related party” is any person who is or was since the beginning of our last fiscal year an executive officer, director or Board-approved nominee for election as a director and inclusion in our proxy statement at our next annual shareholders’ meeting, any greater than 5% beneficial owner of our common stock known to us through filings with the Commission, any immediate family member of any of the foregoing, or any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or holds a similar position or in which such person has a 5% or greater beneficial ownership interest. “Immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

          Our Audit Committee has reviewed and pre-approved certain types of related party transactions described below. In addition, our Board has delegated to the Chair of our Audit Committee the authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $15,000. Pre-approved interested transactions include:

•

Employment of executive officers if the related compensation is required to be reported in our proxy statement or if the executive officer is not an immediate family member of another executive officer or a director of our company, the related compensation would be reported in our proxy statement if the executive officer was a “named executive officer,” and our compensation committee approved (or recommended that our Board approve) the compensation.

•	Any compensation paid to a director if the compensation is required to be reported in our proxy statement.

•

Any transaction with another enterprise at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that enterprise, if the aggregate amount involved does not exceed the greater of $30,000 or 5% of that enterprise’s total annual revenues.

•

Any charitable contribution, grant or endowment by use to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $10,000 or 5% of the charitable organization’s total annual receipts.

•

Any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends or stock splits).

•	Any transaction over which the related party has no control or influence on our decision involving that related party where the rates or charges involved are determined by competitive bids.

•

Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or services made available on the same terms and conditions to persons who are not related parties.

Related Person Transactions

     Indemnification Agreements

          We are party to indemnification agreements with each of our directors and executive officers. The indemnification agreements and our articles of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by California law.

     Employment Arrangements

          David Razin, who is Vice President EDI Services of our company, is the son of Sheldon Razin, our Chairman of the Board. David Razin earned approximately $177,000 in salary and bonus during fiscal year 2007.

          Kim Cline, Vice President of Client Services at our NextGen Healthcare Information System subsidiary, is the sister of Patrick Cline, President of our NextGen Healthcare Information System Division. Kim Cline earned approximately $179,600 in salary and bonus during fiscal year 2007.

     Settlement Agreement

          On August 8, 2006, we entered into an agreement with Ahmed Hussein, a director and significant shareholder of our company, settling litigation regarding our 2005 annual shareholders’ meeting and detailing certain agreements pertaining to actions concerning our 2006 and 2007 annual shareholders’ meetings. The settlement agreement is attached as Exhibit 10.1 to our Form 8-K filed August 9, 2006. Under the settlement agreement:

•	Mr. Hussein’s litigation against us and our directors was dismissed with prejudice.

•

We increased the size of our Board to nine members. We agreed to recommend that our shareholders vote for the election of Patrick Cline; Ibrahim Fawzy; Edwin Hoffman; Ahmed Hussein; Vincent Love; Russell Pflueger; Steven Plochocki; Sheldon Razin; and Louis Silverman: (i) at our 2006 annual shareholders’ meeting, and (ii) subject to fiduciary duties, at our 2007 annual shareholders’ meeting. A total of three of the nominees, including Mr. Fawzy, Mr. Hoffman and Mr. Hussein himself, have been nominated by Mr. Hussein. Our Nominating Committee has approved the proposed slate of directors.

•

Mr. Hussein agreed to support our nominees for election at our 2006 and 2007 annual shareholders’ meetings. We agreed, subject to our Board’s fiduciary duties, to oppose any action to remove any nominee other than for gross negligence or willful misconduct from our Board (whether by consent solicitation or otherwise) prior to the conclusion of our 2007 annual shareholders’ meeting.

•

Following each of our 2006 and 2007 annual shareholders’ meetings, subject to the fiduciary duties of our Board, and if elected to our Board by the shareholders: (i) Sheldon Razin shall continue as the Chairman of the Board (the Board will not have a lead director or Co-Chairman), (ii) Steve Plochocki (Chairman), Ibrahim Fawzy, Edwin Hoffman and Russell Pflueger shall be named to our Board’s Compensation Committee, (iii) Ahmed Hussein (Chairman), Sheldon Razin, Vincent Love and Russell Pflueger shall be named to our Board’s Transaction Committee, and (iv) Sheldon Razin (Chairman), Ahmed Hussein, Ibrahim Fawzy and Russell Pflueger shall be named to our Nominating Committee. Our Board will appoint to our Audit Committee the three directors whom our Board determines to be most appropriate for service on that committee.

•	Our Board adopted resolutions providing that in the event of a deadlock or other failure or inability to act, the responsibilities of the Compensation Committee will be escalated to the independent directors (within the meaning of applicable Nasdaq rules) acting as a committee, and the responsibilities of the Transactions and Nominating Committees will be escalated to our Board.

•

Mr. Hussein agreed to terminate any efforts to elect nominees to our Board through a proxy solicitation or a consent solicitation and, until the conclusion of our 2007 annual shareholders’ meeting, and unless otherwise approved in advance in writing by a majority of our Board members then in office, he will not:

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participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to our common stock or deposit any shares of our common stock in a voting trust or similar arrangement or subject any shares of our common stock to any voting agreement or pooling arrangement, other than or pursuant to the settlement agreement;

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solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to our common stock, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of our common stock in opposition to any recommendation of our Board, or participate in any contested solicitation for the election of directors with respect to our company;

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solicit, seek to effect, or negotiate with any person with respect to, or propose to enter into or otherwise make any public announcement or proposal with respect to (i) a merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving us or any similar transaction involving a material portion of our assets, (ii) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or a material portion of the assets of us and our subsidiaries, taken as a whole, (iii) the purchase of 25% or more of our outstanding equity securities, whether by tender offer, exchange offer or otherwise, (iv) the liquidation or dissolution of our company, or (v) the issuance by us of any equity securities as consideration for the assets or securities of another person;

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except in his capacity as a director of our company, submit any shareholder proposal (pursuant to Rule 14a-8 or otherwise), or any notice of nomination or other business under our Bylaws, or nominate or oppose directors for election, at our 2006 or 2007 annual shareholders’ meetings until the conclusion of our 2007 annual shareholders’ meeting.

Further, until the conclusion of our 2007 annual shareholders’ meeting:

•

Mr. Hussein agreed that he and his affiliates (each a “Hussein Party”) shall not, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, defaming or otherwise in any way reflecting adversely or detrimentally upon us, any of our current and former directors, current and former executive officers, representatives, or any affiliates of any of the foregoing persons (“Company Party” or “Company Parties”), (ii) accusing or implying that we or any Company Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any company Board nominee other than Louis Silverman and Patrick Cline is not an independent director. Mr. Hussein acknowledged that on October 28, 2004, our Board resolved that Mr. Razin is an independent director and that Mr. Hussein voted against such resolution. The foregoing shall not apply to (i) non-public oral statements made by Mr. Hussein or any Hussein Party directly to us or any Company Party, or to (ii) statements made to any governmental or regulatory authority that Mr. Hussein reasonably determines, based upon the advice of his counsel, are required to be made in order to avoid a breach of his fiduciary duties as a director and as to which Mr. Hussein has provided us with prior written notice.

•

We agreed that we and the Company Parties shall not engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, defaming or otherwise in any way reflecting adversely or detrimentally upon Mr. Hussein or any Hussein Party, (ii) accusing or implying that Mr. Hussein or any Hussein Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any nominee of Mr. Hussein is not an independent director. The foregoing shall not apply to (i) non-public oral statements made by us or any Company Party directly to us or another Company Party or to Mr. Hussein or any Hussein Party or to (ii) statements made to any governmental or regulatory authority that we reasonably determine, based upon the advice of our counsel, are required to be made in order to discharge our responsibilities as a public company and as to which we have provided Mr. Hussein with prior written notice.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

          Our shareholders are being asked to ratify the appointment of Grant Thornton LLP to serve as our independent registered public accountants to audit our financial statements for the fiscal year ending March 31, 2008. Shareholder ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirements. However, our Board is submitting our Audit Committee’s appointment of Grant Thornton LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment by an affirmative vote of the holders of a majority of our common stock present or represented at the meeting and entitled to vote, our Audit Committee may reconsider whether to retain Grant Thornton LLP as our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of us and our shareholders.

          We expect that representatives of Grant Thornton LLP will attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions posed by our shareholders.

Audit and Non-Audit Fees

          The following table sets forth the aggregate fees billed to us by Grant Thornton, LLP, our principal accountant, for professional services rendered in the audit of our consolidated financial statements for the years ended March 31, 2007 and 2006.

	2007	2006

Audit fees	$1,013,000	$828,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

          Audit Fees. Audit fees consist of fees billed for professional services for audit of our consolidated financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

          Audit-Related Fees. No audit-related fees were incurred for fiscal years 2007 and 2006.

          Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

          All Other Fees. No other fees were incurred for fiscal year 2007 and 2006.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

          Our Audit Committee’s policy is to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by our Audit Committee prior to the completion of the audit.

          OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT PUBLIC ACCOUNTANTS. PROXIES AND VOTING INSTRUCTIONS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE.

ANNUAL REPORT AND AVAILABLE INFORMATION

          We are subject to the informational requirements of the Exchange Act. In accordance with that act, we file reports, proxy statements and other information with the Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our common stock trades on the Nasdaq Global Select Market under the symbol “QSII.”

          Our annual report containing audited financial statements for the fiscal years ended March 31, 2007 and 2006 accompanies this proxy statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

          Shareholders may obtain free of charge a copy of our latest annual report (without exhibits) as filed with the Commission by writing to: Investor Relations, Quality Systems, Inc., 18191 Von Karman Avenue, Suite 450, Irvine, California 92612 or calling (949) 255-2600. In addition, all of our public filings, including our annual report, can be found free of charge on the Commission’s website at http://www.sec.gov.

PROPOSALS OF SHAREHOLDERS

          Pursuant to Rule 14a-8 of the Commission, proposals by shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next annual meeting must be received by us by March 8, 2008, in order to be considered for inclusion in our proxy materials. Such proposals should be addressed to our Secretary and may be included in next year’s proxy materials if they comply with certain rules and regulations of the Commission governing shareholder proposals.

          For all other proposals by shareholders (including nominees for director) to be timely, a shareholders’ notice must be delivered to, or mailed and received at, our principal executive offices not less than 60 days nor more than 120 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 70 days’ notice or public disclosure of the date of the scheduled annual meeting is given or made, then notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which public disclosure was made. The shareholder notice must also comply with certain other requirements set forth in our Bylaws, a copy of which may be obtained by written request delivered to our Secretary.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

          The Commission has implemented rules regarding the delivery of proxy materials (that is, annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” would permit us to send a single annual report and/or a single proxy statement to any household in which two or more shareholders reside if we believe those shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who would be affected by householding at that time.

          Many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Quality Systems, Inc., you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our latest annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

          Our Board knows of no other matters to be acted upon at the annual meeting. If any other matters are presented properly for action at the annual meeting or at any adjournments or postponements thereof, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of our Board.

By Order of the Board of Directors,

QUALITY SYSTEMS, INC.

/s/ Paul Holt
Corporate Secretary

Irvine, California
July 6, 2007

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

QUALITY SYSTEMS, INC.
PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned appoints Louis E. Silverman and Paul A. Holt, and each of them, individually, as attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Quality Systems, Inc. (“QSI”) held of record by the undersigned as of June 29, 2007, at the Annual Meeting of Shareholders of QSI to be held at the Center Club located at 650 Town Center Drive in Costa Mesa, California 92626, on August 8, 2007 at 1:00 p.m. local time, and at all adjournments and postponements thereof (the “Annual Meeting”), upon the following matters, which are described in QSI’s Proxy Statement for the Annual Meeting. QSI’s Board of Directors recommends a vote “FOR” each of the following proposals:

          Please mark your votes as in this example: ☒

1.	ELECTION OF DIRECTORS: NOMINEES:	FOR all nominees listed at left to vote (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees at left ☐

Patrick Cline Ibrahim Fawzy Edwin Hoffman Ahmed Hussein Vincent J. Love Russell Pflueger Steven T. Plochocki Sheldon Razin Louis E. Silverman

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, LINE THROUGH OR OTHERWISE STRIKE OUT THE NOMINEE’S NAME TO THE LEFT.

.

2.	Ratification of the appointment of Grant Thornton LLP as QSI’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

.

(Continued and to be Signed on Reverse Side)

In accordance with the discretion and at the instruction of the Board of Directors or an authorized committee thereof, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in QSI’s Proxy Statement concerning the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY OR ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD, IN ACCORDANCE WITH THE INSTRUCTION OF THE BOARD OF DIRECTORS OR AN AUTHORIZED COMMITTEE THEREOF. IF ANY NOMINEE NAMED ABOVE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PERSONS NAMED AS PROXIES SHALL HAVE THE AUTHORITY TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED AT THE INSTRUCTION AND DISCRETION OF THE BOARD OF DIRECTORS OR AN AUTHORIZED COMMITTEE THEREOF.

DATED___________________________________, 2007

SIGNATURE(S)

NOTE: Please sign exactly as your name appears herein. If the stock is registered in the name of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

          PLEASE SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.